AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated March 27th, 2000, between Universal Media Holdings, Inc., ("UMH") a Delaware corporation and Net-Tronics Communications Corp.. ("Net-Tronics"), a Delaware corporation.

                             PLAN OF REORGANIZATION

The reorganization will comprise in general, the acquisition of Net-Tronics by UMH pursuant to an I.R.S. qualified tax free exchange whereupon Net-Tronics shall become a wholly owned subsidiary of UMH, all subject to the terms and conditions of the agreement hereinafter set forth. For purposes of this Agreement, the terms "shares", "stock" and/or "common capital stock" shall be interchangeable.

                                    AGREEMENT

     In order to consummate the foregoing Plan of Reorganization, and in consideration of the premises and of the representations and undertakings herein set forth, the parties agree as follows:

     1. Transfer of shares. Upon and subject to the terms and conditions herein stated, UMH shall acquire from Net-Tronics's shareholders, whose signatures appear below, whom shall transfer, assign, and convey to UMH all of the issued and outstanding shares of Net-Tronics's common stock to UMH in exchange for the sum of $100,000.00 together with 250,000 shares of UMH common capital stock. By virtue of the transaction, UMH shall acquire Net-Tronics as a going concern, including all of the properties and assets of Net-Tronics of every kind, nature, and description, tangible and intangible, wherever situated, including, without limiting the generality of the foregoing, its business as a going concern, its goodwill, and the corporate name (subject to changes referred to or permitted herein or occurring in the ordinary course of business prior to the time of closing provided herein). Upon, and immediately subsequent to, the aforementioned acquisition, UMH will merge into its wholly-owned subsidiary (Net-Tronics) under Section 7-7106 of the Delaware Corporations Code.

     2. Issuance and delivery of stock. In consideration of and in exchange for the foregoing transfer, assignment, and conveyance, and subject to compliance by UMH and Net-Tronics with their warranties and undertakings contained herein, UMH shall issue and deliver to Net-Tronics the amount of $100,000.00 together with one or more stock certificates registered in the name of the undersigned shareholders of Net-Tronics, on a pro-rata basis totaling 250,000 in exchange for 1,000,000 shares of Net-Tronics Common stock constituting 100% of the issued and outstanding shares of Net-Tronics including warrants, options, or claims regarding any other shares of Net-Tronics. All of the shares exchanged shall, upon such issuance and delivery, shall be fully paid and non-assessable.

     3.  Investment  intent.

          3.1 Each Net-Tronics Shareholder ("Subscriber") understands and acknowledges that the UMH Shares being acquired hereunder have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws; (ii) the Subscriber cannot sell such Stock unless such securities are registered under the Act and any applicable state securities laws or unless exemptions from such


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          registration requirements are available; (iii) a legend will be placed on any certificate or certificates evidencing the Stock, stating that such securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sales of the securities.

          3.2 Such Subscriber (i) is acquiring the Shares solely for the Subscriber's own account for investment purposes only and not with a view toward resale or distribution, either in whole or in part; (ii) has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Shares to any other person; (iii) agrees not to sell or otherwise transfer the Subscriber's Shares unless and until such securities are subsequently registered under the Act and any applicable state securities laws or unless an exemption from any such registration is available.

          3.3 Such Subscriber understands that an investment in the Shares involves substantial risks and Subscriber recognizes and understands the risks relating to this transaction and acquisition of the UMH shares.

          3.4 Such Subscriber has, either alone or together with the Subscriber's Purchaser Representative (as that term is defined in Regulation D under the Act), such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the acquisition by UMH.

4. Dissenting shares: None. Net-Tronics represents and warrants that there are no dissenting shareholders with respect to the proposed merger or acquisition.

5. Place of closing. The closing of this agreement and all deliveries hereunder shall take place via electronic closing by fax or e-mail.

6. Time of closing. The closing shall be 3:00 PM, Central Standard time (or such other time as may be mutually agreed upon) on the closing date which shall be April 7, 2000, unless extended by mutual agreement of the parties. The last date fixed by mutual agreement of the parties or otherwise becoming effective under this paragraph shall constitute the closing date.

7. Representations and warranties of UMH. UMH and its shareholders represent and warrant to Net-Tronics that:


     (a) Corporate status. UMH is a corporation duly organized and existing under the laws of the State of Delaware, with an authorized capital stock consisting of 200,000,000 Common shares, of which 12,000,000 shares are currently issued and outstanding. UMH has no subsidiary.

     (b). The audited financial statements of UMH, through December 31, 1999, are attached hereto. Since March 27, 2000, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of UMH, except changes occurring in the ordinary course of business and changes referred to or permitted herein.

     (c) Lawsuits and claims. UMH is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of UMH or which change would be substantially adverse taking into account the entire business and properties of UMH; UMH is not in default with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any court or administrative agency.


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     (d) Taxes. UMH has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. UMH has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes since inception.

8. Representations and warranties of Net-Tronics. Net-Tronics represents and warrants to UMH that:

     (a) Corporate status. Net-Tronics is a Delaware corporation duly organized and existing under the laws of the State of Delaware, with an authorized capital stock consisting of 100,000,000 shares of common stock, .00001 par value, of which One Million (1,000,000) shares have been duly issued and are outstanding fully paid and non-assessable; and no shares of preferred stock, or any other form of stock or security, of which no shares are issued or outstanding. Net-Tronics has no subsidiary.

     (b) Corporate authority. Net-Tronics and its shareholders have the corporate right and authority to acquire and operate the properties and business now owned and operated by it and to issue and deliver the number of shares of its Common stock required to be issued hereunder to UMH.

     (c) Disposition of assets. Since December 31, 1999, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of Net-Tronics except changes occurring in the ordinary course of business and changes referred to or permitted herein.

     (d) Lawsuits and claims. Net-Tronics is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of Net-Tronics or which change would be substantially adverse, taking into account the entire business and properties of Net-Tronics.

     (e) Taxes. Net-Tronics has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. UMH has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes during the past three fiscal years.

9. Interim conduct of business by Net-Tronics. Until the time of closing, Net-Tronics will conduct its business in the ordinary and usual course, and prior to the time of closing it will not, without the written consent of UMH, borrow any money, incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this agreement, encumber or permit to be encumbered any of its properties and assets, dispose or contract to dispose of any property except in the regular and ordinary course of business, enter into any lease or contract for the purchase of real estate, form or cause to be formed any subsidiary, pay any bonus or special remuneration to any officer or employee, declare or pay any dividends, make any other distributions to its shareholders, or issue, sell, or purchase any stock, notes, or other securities.

10. Access to information. From the date hereof each party shall allow the other free access to its files and audits, including any and all information relating to taxes, commitments, and contracts, real estate and personal property titles, and financial condition. From the date hereof each party agrees to cause its auditors to cooperate with the other in making available all financial information requested, including the right to examine all working papers pertaining to audits made by such auditors.

11. Conditions and obligations of UMH. Unless at the time of closing the following conditions are satisfied, UMH shall not be obligated to make the transfer, assignment and conveyance as set forth in Paragraph1 herein, and otherwise to effectuate its part of the reorganization herein provided:

     (a) The representations and warranties of Net-Tronics set forth herein, are, on the date hereof and as of the time of closing, substantially correct.

     (b) The directors of Net-Tronics have approved the consummation of this agreement and the matters herein provided.

     (c) No litigation or proceeding is threatened or pending for the purpose of with the probably effect of enjoining or preventing the consummation of this agreement or which would materially affect Net-Tronics operation or its assets.

     (d) Net-Tronics has complied with its agreements herein to be performed by it prior to the time of closing.

12. Conditions of obligations of Net-Tronics. Unless at the time of closing the following conditions are satisfied, Net-Tronics shall not be obligated to issue and deliver the shares of its Common stock as set forth in Paragraph 1 herein, and otherwise to effectuate its part of the reorganization herein provided:

     (a) The representations and warranties of UMH set forth in Paragraph 9 are, on the date hereof and as of the time of closing, substantially correct subject to any change made because of any action approved by Net-Tronics.

     (b) The directors of UMH have approved and the holders of all of the outstanding shares of UMH have voted in favor of the consummation of this agreement and the matters herein provided.

     (c) No litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this agreement or which would materially affect UMH operation of the properties and business to be acquired by it hereunder.

     (d) UMH has complied with its agreements herein to be performed by it prior to the time of closing, including payment of the $100,000.00 to the undersigned shareholders and agreement to deliver 250,000 common capital shares of UMH, Incorporated.

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13. Abandonment of agreement. If by reason of the provisions of Paragraphs 11 or
12 above either party is not obligated to effectuate the reorganization, then either party which is not so obligated may terminate and abandon this agreement by delivering to the other party written notice of termination prior to the time of closing, and thereupon this agreement shall be terminated without further obligation or liability upon either party in favor of the other.

14. Authorization by shareholders. Net-Tronics and UMH shall promptly take such action as may be necessary to call special meetings of their respective shareholders to authorize the consummation of this agreement and the matters herein provided, and each will recommend to its shareholders that this agreement and the matters herein provided, and all other matters necessary or incident thereto, be approved, authorized, and consummated.

15. Listing of UMH stock issued to Net-Tronics. UMH shall not be required to prepare and file a registration statement under the Securities Act of 1933 covering the shares of Common stock to be delivered hereunder; however, it shall prepare an 8-K filing providing the requisite information on the acquisition.

16. Brokers' fees. Neither party has incurred nor will incur any liability for brokerage fees or agents' commissions in connection with the transactions contemplated hereby.

17. Execution of documents. At any time and from time to time after the time of closing, UMH will execute and deliver to Net-Tronics and Net-Tronics will execute and deliver to UMH such further conveyances, assignments, and other written assurances as Net-Tronics or UMH shall reasonably request in order to vest and confirm Net-Tronics's shareholders and UMH, respectively, title to the shares and/or assets to be and intended to be transferred, assigned, and conveyed hereunder.

18. Parties in interest. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

19. Completeness of agreement. This agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby.

20. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of three (3) years following the Closing Date and the consummation of the transactions contemplated hereby, except with respect to the representation and warranties set forth in Sections 4 which shall survive applicable statute of limitations period.

IN WITNESS HEREOF, the Parties hereto have hereunder set their hands and seals, effective on the date above stated, as witnessed below:

        UMH, INCORPORATED
         A Delaware corporation

By:  /S/ James W. Zimbler
-------------------------------------
         James W. Zimbler, CEO


NET-TRONICS PRESENTATION SYSTEMS, INC.
              A Delaware corporation

By:  /S/ Kevin B. Halter
-------------------------------------
         Kevin B. Halter, President

HALTER CAPITAL CORPORATION

By:  /S/ Kevin B. Halter
-------------------------------------
         Kevin B. Halter, Shareholder